EXHIBIT 99.1

1275 West Washington Street - Suite 101
Tempe, AZ 85281
(602) 286-5520
www.capstonethx.com
Nasdaq: CAPS

FOR FURTHER INFORMATION:
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group
(602) 286-5250	(415) 392-3310
kstruck@capstonethx.com	lglaser@troutgroup.com

Capstone Therapeutics Announces First Quarter 2009 Financial Results

Tempe, AZ – May 11, 2009 ─ Capstone Therapeutics (Nasdaq: CAPS), trade name of OrthoLogic Corp. (the “Company”), today announced financial results for the first quarter 2009.

The Company reported a net loss of $4.1 million, or $0.10 per share, for the first quarter 2009, compared to a net loss of $2.7 million or $0.06 per share for the first quarter 2008.

The increase in net loss for the three months ended March 31, 2009 compared to the same period in 2008 resulted primarily from an increase in AZX100 clinical trial activity, purchases of peptide for pre-clinical studies, reduced interest income due to the decrease in interest rates between the two periods and reduction in the amount available for investment.

The Company ended the first quarter of 2009 with $43.6 million in cash and investments.

Conference Call Information

Management will host a conference call and webcast today at 4:30pm EDT / 3:30pm CDT / 1:30pm PDT. The call may be accessed at 888-211-7292 (domestic), 913-312-1416 (international); accompanying slides can be viewed by logging onto the Investors section of the Company’s website. A replay will be available beginning May 11, 2009 at 7:30pm EDT until 11:55pm EDT May 14, 2009 and may be accessed at 888-203-1112 (domestic) or 719-457-0820 (international) with replay passcode 9402603.

About Capstone Therapeutics

Capstone Therapeutics (trade name of OrthoLogic Corp.) is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin® (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models and safety in clinical trials, AZX100 is currently being evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring, treatment of pulmonary disease and intimal hyperplasia.  Capstone has an exclusive worldwide license to AZX100.

Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is currently being evaluated in disorders that involve vascular endothelial dysfunction, such as acute myocardial infarction and chronic myocardial ischemia.  The Company owns exclusive worldwide rights to Chrysalin.

Capstone’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.capstonethx.com.

Capstone Therapeutics Announces First Quarter 2009 Financial Results

Statements in this press release or otherwise attributable to Capstone Therapeutics regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our product; effects on our stock price and liquidity if we are unable to meet the requirements for continued listing on the NASDAQ Global Market; our need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2008, and other documents we file with the Securities and Exchange Commission.

###

Editor’s Note:  This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.

Capstone Therapeutics Announces First Quarter 2009 Financial Results

ORTHOLOGIC CORP.
(dba Capstone Therapeutics)
(A Development Stage Company)
CONDENSED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$20,620	$23,088
Short-term investments	22,959	22,675
Prepaids and other current assets	853	1,094

Total current assets	44,432	46,857

Furniture and equipment, net	404	436
Long-term investments	-	2,221

Total assets	$44,836	$49,514

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$651	$1,063
Accrued compensation	421	648
Other accrued liabilities	310	281

Total current liabilities	1,382	1,992

Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,775,411 in 2009 and 40,775,411 in 2008 shares issued and outstanding	20	20
Additional paid-in capital	188,394	188,314
Accumulated deficit	(144,960)	(140,812)
Total stockholders' equity	43,454	47,522

Total liabilities and stockholders' equity	$44,836	$49,514

Capstone Therapeutics Announces First Quarter 2009 Financial Results

ORTHOLOGIC CORP.
(dba Capstone Therapeutics)
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

			As a Development
	Three months ended		Stage Company
	March 31,		August 5, 2004 -
	2009	2008	March 31, 2009
OPERATING EXPENSES
General and administrative	$807	$821	$20,882
Research and development	3,608	2,442	77,127
Purchased in-process research and development	-	-	34,311
Other	-	-	(375)
Total operating expenses	4,415	3,263	131,945
Interest and other income, net	(267)	(606)	(12,901)
Loss from continuing operations before taxes	4,148	2,657	119,044
Income tax benefit	-	-	(7)
Loss from continuing operations	4,148	2,657	119,037
Discontinued operations - net gain on sale of the bone device business, net of taxes of $267	-	-	(2,202)
NET LOSS	$4,148	$2,657	$116,835

Per Share Information:
Net loss, basic and diluted	$0.10	$0.06
Basic and diluted shares outstanding	40,775	41,763